SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED AUGUST 27, 2004
(TO PROSPECTUS DATED JUNE 24, 2004)



                                  $673,071,100
                                 (APPROXIMATE)


                               INDYMAC MBS, INC.
                                   DEPOSITOR


                               [INDYMAC BANK LOGO]
                             SELLER AND MASTER SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2004-AR7
                                     ISSUER


              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-AR7

                              --------------------

This Supplement revises the Prospectus Supplement dated August 27, 2004 to the Prospectus dated June 24, 2004 with respect to the above captioned series of certificates.

















[UBS Investment Bank Logo]

                                                    [RBS GREENWICH CAPITAL LOGO]

                               September 8, 2004

   The first paragraph under "Summary--Interest Payments" on page S-4 of the Prospectus Supplement is revised to read as follows:

      "Interest will accrue at the rate described in this prospectus supplement on each interest-bearing class of certificates on the basis of a 360-day year divided into twelve 30-day months."

   The first sentence of the fourth paragraph under "Summary--Interest Payments" on page S-4 of the Prospectus Supplement is revised to read as follows:

      "The interest accrual period for the interest-bearing certificates (other than the Class A-R and Class A-X Certificates) for any distribution date will be the one-month period commencing on the 25th day of the month prior to the month in which that distribution date occurs and ending on the 24th day of the month in which that distribution date occurs."

   The thirteenth paragraph under "Description of the Certificates--Interest" on page S-41 of the Prospectus Supplement is revised to read as follows:

      "The interest accrual period for each Distribution Date and the Class A-R and Class A-X Certificates will be the calendar month preceding the month of that Distribution Date. The interest accrual period for each Distribution Date and the LIBOR Certificates will be the one-month period commencing on the 25th day of the month before the month in which that Distribution Date occurs and ending on the 24th day of the month in which the Distribution Date occurs. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months."

   The third sentence of the first paragraph in Annex I under "Secondary Market Trading--Trading between DTC Seller and Clearstream or Euroclear purchaser" on page A-2 of the Prospectus Supplement is revised to read as follows:

      "Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of a 360-day year comprised of twelve 30-day months."

   The fourth sentence of the first paragraph in Annex I under "Secondary Market Trading--Trading between Clearstream or Euroclear Seller and DTC Purchaser" on page A-2 of the Prospectus Supplement is revised to read as follows:

      "Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of a 360-day year comprised of twelve 30-day months."